Exhibit 99.1

Dream Finders Announces First Quarter 2024 Results

First Quarter Homebuilding Revenues of $825 million

Net New Orders Up 19%, Net Income to DFH Up 11%

Return on Participating Equity of 34.9%

Jacksonville, FL. — May 2, 2024 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights (As Compared to First Quarter 2023, unless otherwise noted)
•Homebuilding revenues increased 8% to $825 million from $767 million
•Home closings increased 9% to 1,655 from 1,517
•Net new orders increased 19% to 1,724 from 1,448
•Average sales price of homes closed increased to $494,995 from $490,553
•Homebuilding gross margin increased 80 basis points to 17.8% from 17.0%
•Adjusted gross margin (non-GAAP) increased 200 basis points to 26.3% from 24.3%
•Pre-tax income increased 2% to $71 million from $69 million
•Net income attributable to DFH increased 11% to $54 million, or $0.55 per basic share, from $49 million, or $0.49 per basic share
•Active community count increased 5% to 232 from 220
•Backlog of 4,524 sold homes as of March 31, 2024, valued at $2.3 billion
•Net debt to net capitalization of 39.9% as of March 31, 2024, compared to 43.3% as of March 31, 2023
•Return on participating equity of 34.9% for the trailing twelve months ended March 31, 2024, compared to 46.0% for the trailing twelve months ended March 31, 2023
•Total liquidity, comprised of cash and cash equivalents, and availability under the revolving credit facility, of $500 million as of March 31, 2024, compared to $828 million as of December 31, 2023. The Crescent Homes acquisition (discussed below) was funded by cash on hand and borrowings under the revolving credit facility.

Management Commentary
Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “Despite persistent uncertainty in the interest rate environment, DFH achieved another quarter of quality growth, with homebuilding revenues of $825 million, an 8% increase over the prior year quarter and another first quarter Company record. More notably, we delivered increases in net new orders of 19% and net income attributable to DFH of 11% in the first quarter of 2024 compared to the year ago quarter.
We are also very excited about closing the Crescent Homes acquisition during the quarter, our fifth acquisition in five years. We are confident this will provide significant growth opportunities in our Mid-Atlantic segment. We remain enthusiastic about our current and long-term prospects for DFH as we continue to pursue strategic opportunities in new and existing markets.”

Acquisition of Crescent Homes
On February 1, 2024, the Company acquired the majority of the homebuilding assets of privately held homebuilder, Crescent Homes (“Crescent Homes” or “Crescent”). The acquisition allowed the Company to expand into the markets of Charleston and Greenville, South Carolina, and Nashville, Tennessee. Crescent’s operations are included within our Mid-Atlantic segment as of the acquisition date.

First Quarter 2024 Results
Homebuilding revenues in the first quarter of 2024 increased 8% to $825 million, compared to $767 million in the first quarter of 2023. Average sales price (“ASP”) of homes closed for the first quarter of 2024 was $494,995, a slight increase compared to the prior year quarter ASP of $490,553. Home closings increased 9% to 1,655 compared to 1,517 in the first quarter of 2023. The increase in homebuilding revenues was primarily due to the Crescent acquisition and overall product mix during the first quarter of 2024 when compared to the first quarter of 2023.
Homebuilding gross margin percentage in the first quarter of 2024 increased 80 basis points (“bps”) to 17.8% from 17.0% in the first quarter of 2023, primarily attributable to direct cost reductions and, to a lesser extent, cycle time improvements across our homebuilding operations. The increase in gross margin percentage was partially offset by higher land and financing costs. In addition, amortization of purchase accounting adjustments associated with home closings contributed from the Crescent Homes acquisition negatively impacted the first quarter of 2024 gross margin percentage by approximately 50 bps. Purchase accounting amortization is a temporary cost that will conclude in conjunction with closing the remaining homes in inventory acquired from Crescent.
Adjusted gross margin as a percentage of homebuilding revenues in the first quarter of 2024 was 26.3%, an increase of 200 bps compared to 24.3% in the first quarter of 2023. The increase in adjusted gross margin was primarily due to direct cost reductions, partially offset by higher land costs. Adjusted gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures.”
Selling, general and administrative expense (“SG&A”) in the first quarter of 2024 increased 35% to $82 million, compared to $61 million in the first quarter of 2023. SG&A as a percentage of homebuilding revenues in the first quarter of 2024 was 9.9%, an increase of 200 basis points compared to 7.9% in the first quarter of 2023. The increase was primarily attributable to higher compensation costs as we continue to expand our operations, as well as costs associated with forward mortgage commitment programs which allow our homebuyers to lock in their mortgage interest rates at the time of sale. Although the SG&A percentage of homebuilding revenues increased in the current quarter, this metric should normalize for the year as anticipated quarterly closing volumes materialize.
Net income attributable to DFH in the first quarter of 2024 increased 11% to $54 million, or $0.55 per basic share, from $49 million, or $0.49 per basic share in the first quarter of 2023. This improvement primarily resulted from a 14% reduction in income tax expense compared to the prior year quarter, mainly as a result of increased tax benefits from stock-based compensation.
Net new orders in the first quarter of 2024 were 1,724, an increase of 19% compared to 1,448 net new orders for the first quarter of 2023. The cancellation rate in the first quarter of 2024 was 21.0%, remaining consistent with the first quarter of 2023 cancellation rate of 20.9%. The Company had one built-for-rent contract of 229 units that was terminated during the first quarter of 2024 based on a strategic decision to convert the controlled lots into future retail sales. Excluding the impact of this unique event, net new orders were 1,953, an increase of 35% over the prior year quarter, and the total cancellation rate was 10.5% for the three months ended March 31, 2024.
Our total available liquidity as of March 31, 2024 was $500 million, including $239 million of unrestricted operating cash. In addition, net debt to net capitalization as of March 31, 2024 was 39.9%, a reduction of 340 bps from the end of the first quarter of 2023. The improvement in net debt to net capitalization was achieved despite the Crescent Homes acquisition in 2024, which was funded by cash on hand and borrowings under the revolving credit facility.

First Quarter 2024 Backlog
As of March 31, 2024, DFH had a backlog of 4,524 homes, valued at $2.3 billion, compared to the backlog of 3,978 homes, valued at $1.9 billion as of December 31, 2023. As of March 31, 2024, the ASP in backlog was $513,238 compared to $474,451 as of December 31, 2023. As of March 31, 2024, approximately 727 of the homes in backlog are expected to be delivered in 2025 and beyond.
The following table shows the backlog units and ASP as of March 31, 2024 by homebuilding segment:

	As of March 31, 2024 (unaudited)
Backlog:	Units	Average Sales Price
Southeast	1,933	$421,208
Mid-Atlantic	1,202	490,623
Midwest	1,389	660,881
Total	4,524	$513,238

Full Year 2024 Outlook
Dream Finders Homes maintains its guidance of approximately 8,250 home closings for the full year 2024, inclusive of the Crescent Homes acquisition.

About Dream Finders Homes, Inc.
Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, FL. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, and the Washington, D.C. metropolitan area, which comprises Northern Virginia and Maryland. Through its financial services joint ventures, DFH also provides mortgage financing and title services to homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements
This press release includes forward-looking statements regarding future events, including projected 2024 home closings and market conditions, possible or assumed future results of operations, benefits of the Crescent Homes acquisition, and statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2023, and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$239,428	$494,145
Restricted cash	28,392	54,311
Accounts receivable	28,213	30,874
Inventories	1,733,488	1,440,249
Lot deposits	268,074	247,207
Other assets	68,317	80,759
Investments in unconsolidated entities	17,688	15,364
Property and equipment, net	8,275	7,043
Right-of-use assets	19,986	20,280
Goodwill	305,068	172,207
Total assets	$2,716,929	$2,562,439

Liabilities
Accounts payable	$144,466	$134,115
Accrued expenses	113,808	207,389
Customer deposits	169,291	172,574
Construction lines of credit	710,288	530,384
Senior unsecured notes, net	294,243	293,918
Lease liabilities	20,842	21,114
Contingent consideration	112,956	116,795
Total liabilities	$1,565,894	$1,476,289
Mezzanine Equity
Redeemable preferred stock	148,500	148,500
Redeemable noncontrolling interest	28,533	—
Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 34,419,949 and $32,882,124 outstanding as of March 31, 2024 and December 31, 2023, respectively	344	329
Class B common stock, $0.01 per share, 61,000,000 authorized, 59,226,153 and $60,226,153 outstanding as of March 31, 2024 and December 31, 2023, respectively	592	602
Additional paid-in capital	268,242	275,241
Retained earnings	699,531	648,412
Total Dream Finders Homes, Inc. stockholders' equity	968,709	924,584
Noncontrolling interests	5,293	13,066
Total equity	974,002	937,650
Total liabilities, mezzanine equity and equity	$2,716,929	$2,562,439

Dream Finders Homes, Inc.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues:
Homebuilding	$825,221	$767,476
Other	2,579	1,944
Total revenues	827,800	769,420
Homebuilding cost of sales	678,640	637,344
Selling, general and administrative expense	81,793	60,761
Income from unconsolidated entities	(4,903)	(2,958)
Contingent consideration revaluation	3,207	5,316
Other income, net	(1,761)	(430)
Income before taxes	70,824	69,387
Income tax expense	(15,141)	(17,636)
Net and comprehensive income	55,683	51,751
Net and comprehensive income attributable to noncontrolling interests	(1,189)	(2,662)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$54,494	$49,089

Earnings per share
Basic	$0.55	$0.49
Diluted	$0.55	$0.45

Weighted-average number of shares
Basic	93,325,838	92,940,291
Diluted	99,935,524	108,822,306

Dream Finders Homes, Inc.
Other Financial and Operating Data
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Other Financial and Operating Data
Home closings	1,655	1,517
Average sales price of homes closed(1)	$494,995	$490,553
Net new orders	1,724	1,448
Cancellation rate	21.0%	20.9%
Gross margin (in thousands)(2)	$146,581	$130,132
Gross margin %(3)	17.8%	17.0%
Adjusted gross margin (in thousands)(4)	$217,213	$186,193
Adjusted gross margin %(3)(4)	26.3%	24.3%
Active communities(5)	232	220
Backlog - units	4,524	5,479
Backlog - value (in thousands)	$2,321,889	$2,534,354
Return on participating equity(6)	34.9%	46.0%
Net debt to net capitalization(7)	39.9%	43.3%
(1)Average sales price of homes closed is calculated based on homebuilding revenues, adjusted for the impact of percentage of completion revenues, and excluding deposit forfeitures and land sales, over homes closed.
(2)Gross margin is homebuilding revenues less homebuilding cost of sales.
(3)Calculated as a percentage of homebuilding revenues.
(4)Adjusted gross margin is a non-GAAP financial measure. For a definition of this non-GAAP financial measures and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Financial Measures.”
(5)A community becomes active once the model is completed or the community has its fifth net new order. A community becomes inactive when it has fewer than five units remaining to sell.
(6)Return on participating equity is calculated as net income attributable to DFH, less redeemable preferred stock distributions, divided by average beginning and ending total Dream Finders Homes, Inc. stockholders’ equity (“participating equity”) for the trailing twelve months.
(7)Net debt to net capitalization is defined as the sum of the senior unsecured notes, net and construction lines of credit, less cash and cash equivalents (“net debt”), divided by the sum of net debt, total mezzanine equity and total equity.

	Three Months Ended March 31,
	2024 (unaudited)		2023 (unaudited)
Home Closings:	Units	Average Sales Price	Units	Average Sales Price
Southeast	578	$473,608	634	$450,188
Mid-Atlantic	491	425,452	370	364,679
Midwest	586	574,359	513	631,224
Total	1,655	$494,995	1,517	$490,553

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of adjusted gross margin to the GAAP financial measure of gross margin for each of the periods indicated (unaudited and in thousands, except percentages):

	Three Months Ended March 31,
	2024	2023
Gross margin(1)	$146,581	$130,132
Interest expense in homebuilding cost of sales(2)	30,742	22,419
Amortization in homebuilding cost of sales(3)	4,582	—
Commission expense	35,308	33,642
Adjusted gross margin	$217,213	$186,193
Gross margin %(4)	17.8%	17.0%
Adjusted gross margin %(4)	26.3%	24.3%
(1)Gross margin is homebuilding revenues less homebuilding cost of sales.
(2)Includes interest charged to homebuilding cost of sales related to our construction lines of credit and senior unsecured notes, net, as well as lot option fees.
(3)Represents amortization of purchase accounting adjustments from the Crescent Homes acquisition.
(4)Calculated as a percentage of homebuilding revenues.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin excluding the effects of capitalized interest, lot option fees, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions) and commission expense. Management believes this information is meaningful because it isolates the impact that these excluded items have on gross margin. The Company includes internal and external commission expense in homebuilding cost of sales, not selling, general and administrative expense, and therefore commission expense is taken into account in gross margin. As a result, in order to provide a meaningful comparison to the public company homebuilders that include commission expense below the gross margin line in selling, general and administrative expense, commission expense has been excluded from adjusted gross margin. However, because adjusted gross margin information excludes capitalized interest, lot option fees, purchase accounting amortization and commission expense, which have real economic effects and could impact our results of operations, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of performance.

Contacts:
Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com